[LOGO]  THE ASSOCIATES



NEWS
Media:Joe Stroop             Securities Analysts: (972) 652-7294
     972-652-4743             investor_relations@afcc.com
     joe_stroop@afcc.com      Shareholders:  1-888-NYSE-AFS


                THE ASSOCIATES SETS EARNINGS RECORD
       $3 Billion in Acquisitions Announced in First Quarter


      DALLAS, April 14, 1998   Associates First Capital Corporation (NYSE:
AFS)today announced that net earnings for the first quarter of 1998 reached $281.0 million, or $0.81 per share (diluted), an 18% increase over the same period a year ago. This was the 93rd consecutive quarter of improved earnings and the company's best quarter ever.

      Also in the quarter, The Associates announced acquisitions that totaled $3 billion in assets, principally in its rapidly growing international operations. "We continue to build a balanced base of assets around the world that will provide continued earnings growth," said Keith W. Hughes, chairman and chief executive officer. "The ability to grow profitably, both internally and through acquisitions, is a core strength of our company."

      At March 31, 1998, total managed assets reached $63.6 billion, 23% higher than the same period a year ago. "Our first quarter performance was marked by quality growth combined with stable profitability," Mr. Hughes said. "The strength and continued expansion of our operations outside the United States led the way, particularly in Japan where we announced a major acquisition."

      During the first-quarter, the company announced an agreement to acquire DIC Finance in Japan, bringing its total Japanese presence to over 3,000 employees, more than 600 locations and approximately $4 billion in net finance receivables. "Japan is the largest of our international operations and is likely to be an important source of growth for us in the foreseeable future," Mr. Hughes stated.

      In the first quarter, the company completed the acquisitions of Beneficial Corporation's Canadian consumer loan subsidiary, with 105 offices and approximately $800 million in net receivables, and CEF Limited, a major construction equipment finance company in the United Kingdom with more than 6,300 contracts and approximately $160 million in receivables.

   As a result of these acquisitions, The Associates became the largest foreign-owned finance company in Canada. The corporation also reinforced its position as the largest foreign-owned finance company in Japan, and continued its profitable growth in the United Kingdom.

   "We will continue to pursue acquisitions as they add value for our future," added Mr. Hughes. "The three international acquisitions we announced during the quarter met that test."

      The company's other operating units also made important contributions to the quarter's growth.

      * Consumer operations, the company's 1,500-office consumer finance network in the U.S., had good results highlighted by the opening of the Texas home equity market where the company made more than 6,500 real-estate secured loans.

      * Commercial operations, a leading source of specialized business financial services, showed receivables growth of over $1.1 billion during the quarter, led by significant expansion of its financing to the manufactured housing industry.

      * Credit card operations, a major issuer of bank and private-label cards, booked 240,000 new bank card customers during the quarter and became the first bank card issuer to offer Visa's premier product, the Signature Card.


      Associates First Capital Corporation is a leading diversified finance company providing consumer and commercial finance, leasing and related services through 2,404 offices in the U.S. and worldwide. Headquartered in Dallas, it is one of the nation's 100 largest companies, based on total market capitalization.

THE ASSOCIATES
FINANCIAL HIGHLIGHTS


                                                         Three Months Ended or at
($ millions - except earnings per share)               3/31/98           3/31/97       %Change
                                                       -------           -------       -------
Net earnings
     Amount                                      $          281.0  $          237.8           18
     Return on average equity                               17.61 %           17.36 %
     Return on average adjusted equity                      20.17             20.95
     Return on average assets                                1.91              1.94
     Return on average managed assets                        1.82              1.85

Net earnings per diluted share                   $           0.81  $           0.68           18

Stockholders' equity                             $        6,503.4  $        5,558.7           17
Net finance receivables
     Consumer finance                            $       38,952.2  $       32,400.8           20
     Commercial finance                                  18,679.1          15,300.3           22
          Total net finance receivables          $       57,631.3  $       47,701.1           21
Managed receivables                              $       61,048.8  $       50,299.3           21

Total assets                                     $       60,568.0  $       49,210.8           23
Total managed assets                             $       63,564.0  $       51,809.0           23
Total revenue                                    $        2,231.1  $        1,926.7           16
Net interest margin (as a % of ANR)                          9.15 %            9.46 %
Efficiency ratio                                             43.3              42.4

                                                       Three Months Ended or at
                                                       3/31/98           3/31/97
                                                       -------           -------
Credit Quality:
     60+days contractual delinquency                         2.26 %            2.25 %
     Credit losses (as a % of ANR)                           2.38              2.31
     Allowance for losses on finance receivables
          Amount                                 $        2,014.9  $        1,675.9
          Percent of net finance receivables                 3.50 %            3.51 %

THE ASSOCIATES

QUARTERLY FINANCIAL SUPPLEMENT

                                                                                                    Page 1
                                        Three Months Ended or at                    Change from Prior Year
Statement of Earnings ($ millions)         3/31/98      12/31/97      3/31/97       Amount    Percent
                                           -------      --------      -------       ------    -------
Revenue
     Finance charges                  $       2,045.0 $   1,990.8 $     1,761.7 $     283.3     16.1 %
     Insurance premiums                         112.4       110.8          99.1        13.3     13.4
     Investment and other income                 73.7        82.7          65.9         7.8     11.8
                                              2,231.1     2,184.3       1,926.7       304.4     15.8

Expenses
     Interest expense                           757.3       739.4         637.4       119.9     18.8
     Operating expenses                         620.0       633.8         531.2        88.8     16.7
     Provision for losses on finance
      receivables                               365.0       332.5         344.5        20.5      6.0
     Insurance benefits paid or provided         42.8        38.2          36.1         6.7     18.6
                                              1,785.1     1,743.9       1,549.2       235.9     15.2
Earnings before provision for
 income taxes                                   446.0       440.4         377.5        68.5     18.1
Provision for income taxes                      165.0       162.4         139.7        25.3     18.1
Net earnings                          $         281.0 $     278.0 $       237.8 $      43.2     18.2 %
Net earnings per diluted share
 (whole $)                            $          0.81 $      0.80 $        0.68 $      0.13     17.8 %
Equivalent shares for diluted
 EPS calculation (000's)                      348,765     348,301       347,758       1,007      0.3

Balance Sheet Items ($ millions)
Net Receivables
     End of period                    $      57,631.3 $  55,215.6 $    47,701.1 $   9,930.2     20.8 %
     Average                                 56,307.3    53,784.6      47,555.6     8,751.7     18.4
Managed Receivables
     End of period                           61,048.8    58,406.5      50,299.3    10,749.5     21.4
     Average                                 59,614.0    56,927.7      50,483.5     9,130.5     18.1
Total Assets
     End of period                           60,568.0    57,232.7      49,210.8    11,357.2     23.1
     Average                                 58,835.4    55,718.4      49,153.6     9,681.8     19.7
Managed Assets
     End of period                           63,564.0    60,154.8      51,809.0    11,755.0     22.7
     Average                                 61,801.4    58,722.0      51,489.2    10,312.2     20.0
Debt                                         51,994.8    49,198.6      41,916.7    10,078.1     24.0
Stockholders' Equity
     End of period                            6,503.4     6,268.6       5,558.7
     Per share (whole $)                        18.77       18.09         16.04
     Average                                  6,381.6     6,127.2       5,479.4


Key Ratios
     Net interest margin                         9.15 %      9.31 %        9.46 %
     Efficiency ratio                            43.3        45.1          42.4
     Net credit losses (as a % of ANR)           2.38        2.41          2.31
     Allowance for losses             $       2,014.9 $   1,949.9 $     1,675.9
         % of net finance receivables            3.50 %      3.53 %        3.51 %
         Multiple to net credit losses
          (Trailing 4 Qtrs)                      1.56 x      1.59 x        1.70 x
     Debt-to-equity                              7.99        7.84          7.54
     Debt-to-adjusted equity                     8.95        8.83          8.73

/TABLE
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THE ASSOCIATES

QUARTERLY FINANCIAL SUPPLEMENT

                                                                                             Page 2
Receivables Outstanding ($ millions)
                                                                                    Change from Prior Year
Net Finance Receivables End of
 Period Outstanding                          3/31/98      12/31/97      3/31/97       Amount    Percent
Consumer
     Home equity lending              $      19,755.0 $  18,796.0 $    16,965.5 $   2,789.5     16.4 %
     Personal lending and retail
      sales finance                           9,224.5     8,731.6       7,677.1     1,547.4     20.2
     Credit card                              7,787.7     8,211.7       6,691.3     1,096.4     16.4
     Manufactured housing                     2,185.0     1,669.4       1,066.9     1,118.1    104.8
                                             38,952.2    37,408.7      32,400.8     6,551.4     20.2

Commercial
     Truck and truck trailer                 10,043.5     9,688.9       8,687.3     1,356.2     15.6
     Equipment                                5,632.7     5,300.5       4,679.7       953.0     20.4
     Fleet leasing                            1,577.0     1,551.1       1,116.3       460.7     41.3
     Recreational vehicles                      483.8       444.0         461.3        22.5      4.9
     Warehouse and other                        942.1       822.4         355.7       586.4    164.9
                                             18,679.1    17,806.9      15,300.3     3,378.8     22.1
        Total                         $      57,631.3 $  55,215.6 $    47,701.1 $   9,930.2     20.8 %

                                                                                   Change from Prior Year
Managed Receivables
 End of Period Outstanding <F1>              3/31/98      12/31/97      3/31/97       Amount    Percent
Consumer
     Home equity lending              $      19,976.3 $  18,796.0 $    16,965.5 $   3,010.8     17.7 %
     Personal lending and retail
      sales finance                           9,224.5     8,731.6       7,677.1     1,547.4     20.2
     Credit card                              7,890.3     8,323.7       6,691.3     1,199.0     17.9
     Manufactured housing                     3,972.4     3,526.9       2,712.3     1,260.1     46.5
                                             41,063.5    39,378.2      34,046.2     7,017.3     20.6

Commercial
     Truck and truck trailer                 10,043.5     9,688.9       8,687.3     1,356.2     15.6
     Equipment                                5,632.7     5,300.5       4,679.7       953.0     20.4
     Fleet leasing                            1,577.0     1,551.1       1,116.3       460.7     41.3
     Recreational vehicles                    1,790.0     1,665.4       1,414.1       375.9     26.6
     Warehouse and other                        942.1       822.4         355.7       586.4    164.9
                                             19,985.3    19,028.3      16,253.1     3,732.2     23.0
        Total                         $      61,048.8 $  58,406.5 $    50,299.3 $  10,749.5     21.4 %

<F1>  Includes servicing portfolio and receivables held for sale.

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THE ASSOCIATES

QUARTERLY FINANCIAL SUPPLEMENT


Servicing Portfolio ($ millions)                                                                    Page 3
                                        Three Months Ended or at                    Change from Prior Year
                                           3/31/98      12/31/97      3/31/97       Amount     Percent
Manufactured Housing
Outstanding net receivables:
     End of period                    $       1,787.4 $   1,857.5 $     1,645.4 $     142.0      8.6 %
     Average                                  1,822.5     1,892.4       1,465.1       357.4     24.4
Finance charge yield                            11.11 %     11.13 %       11.27 %     (0.16)pts.
60+days contractual delinquency                  1.51        1.42          0.71        0.80
Credit losses (as a % of  avg. svcg.
 portfolio)                                      1.54        1.30          0.68        0.86

Recreational Vehicles
Outstanding net receivables:
     End of period                    $         987.3 $   1,064.6 $       952.8 $      34.5      3.6
     Average                                  1,058.6     1,111.2         870.5       188.1     21.6
Finance charge yield                             9.49 %      9.49 %        9.49 %         - pts.
60+days contractual delinquency                  0.03        0.09          0.07       (0.04)
Credit losses (as a % of  avg. svcg.
 portfolio)                                      0.43        0.28          0.31        0.12

Home Equity
Outstanding net receivables:
     End of period                    $         221.3 $         - $           - $     221.3
     Average                                    114.9           -             -       114.9
Finance charge yield                            10.05 %         - %           - %     10.05 pts.
60+days contractual delinquency                  0.19           -             -        0.19
Credit losses (as a % of  avg. svcg.
 portfolio)                                       N/A           -             -           -

Total Servicing Portfolio
Outstanding net receivables:
     End of period                    $       2,996.0 $   2,922.1 $     2,598.2 $     397.8     15.3
     Average                                  2,996.0     3,003.6       2,335.6       660.4     28.3
Finance charge yield                            10.50 %     10.52 %       10.60 %     (0.10)pts.
60+Days contractual delinquency                  0.92        0.94          0.48        0.44
Credit losses (as a % of  avg. svcg.
 portfolio)                                      1.09        0.92          0.54        0.55
Excess Yield                                     2.63        2.63          3.03       (0.40)



THE ASSOCIATES

QUARTERLY FINANCIAL SUPPLEMENT

Credit Quality                                                                    Page 4
60+Days Contractual Delinquency                   Three Months Ended or at
 (as a % of Gross Receivables)                 3/31/98      12/31/97      3/31/97

     Home equity lending  <F1>                   2.23 %      2.22 %        2.15 %
     Personal lending and retail sales
      finance                                    3.53        3.44          3.32
     Credit card <F1>                            3.96        3.92          3.83
     Manufactured housing <F1>                   1.26        1.29          0.94
     Truck and truck trailer                     1.34        1.22          1.58
     Equipment                                   1.12        0.91          0.92
     Fleet leasing                               0.43        0.61          0.50
     Recreational vehicles <F1>                  0.05        0.08          0.08
              Total                              2.26 %      2.23 %        2.25 %

Net Credit Losses (as a % of Avg. Receivables)


     Home equity lending <F1>                    1.03 %      1.00 %        1.08 %
     Personal lending and retail sales
      finance                                    5.71        5.57          4.60
     Credit card <F1>                            7.07        6.96          7.13
     Manufactured housing <F1>                   0.94        1.07          0.65
     Truck and truck trailer                     0.52        0.32          0.31
     Equipment                                   0.11        0.22          0.23
     Fleet leasing                               0.08        0.18          0.07
     Recreational vehicles <F1>                  0.27        0.43          0.19
              Total                              2.38 %      2.41 %        2.31 %



<F1>  Includes servicing portfolio and/or receivables held for sale.



